UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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A. T. Cross Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2011

TO THE SHAREHOLDERS OF A.T. CROSS COMPANY:

Notice is hereby given that the annual meeting of shareholders of A.T. Cross Company (the “Company”) will be held on Thursday, April 28, 2011 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

1.  Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

2.  Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

3.  To consider and act upon a proposal to amend the Company’s Omnibus Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 900,000 shares.

4.  Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

The stock transfer books will not be closed. The close of business on February 28, 2011 has been fixed as the record date for determining shareholders entitled to vote at the annual meeting or any adjournments or postponements thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournments or postponements thereof.

By order of the Board of Directors

Tina C. Benik
Vice President, Legal and Human Resources
Corporate Secretary

March 24, 2011

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2011.

The Company’s Proxy Statement and Annual Report are available at:
http://www.edocumentview.com/ATX.

ONE ALBION ROAD
LINCOLN, RHODE ISLAND 02865

PROXY STATEMENT
FOR ANNUAL SHAREHOLDERS’ MEETING
APRIL 28, 2011

This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the “Company”) from holders of Class A common stock and Class B common stock of the Company for use at the annual meeting to be held April 28, 2011 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865. Any shareholder giving a proxy may revoke the same prior to its exercise by filing a later proxy with the Company, by attending the meeting and voting in person, or by giving notice in writing or in person to the Corporate Secretary. If not revoked, the persons named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the persons named, for or against any matter upon which holders of Class A common stock and Class B common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or other employees of the Company, who will not receive additional compensation. In addition, the Company has retained Georgeson Shareholder Communications Inc., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $6,750, plus expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to shareholders on or about March 24, 2011.

A copy of the Company’s annual report for the year 2010 containing financial statements for the year ended January 1, 2011 is also enclosed, but is not to be considered a part of the proxy soliciting material.

As of February 28, 2011 the Company had outstanding 10,975,342 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only shareholders of record at the close of business on that date are entitled to vote at the annual meeting. Shareholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

SHAREHOLDERS’ PROPOSALS

Any proposal of a shareholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 26, 2012, must be received by the Company’s Corporate Secretary not later than November 25, 2011 for inclusion in the proxy statement and form of proxy relating to that meeting. Any shareholder proposal intended to be presented at the next annual meeting of the Company without being included in the proxy statement and form of proxy relating to such meeting must be received by the Company’s Corporate Secretary not later than February 6, 2012.

VOTING RIGHTS

Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see “Election of Directors” on page 4), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

In addition, holders of Class A and Class B common stock vote together as a single class:

a)	For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

b)	With respect to the acquisition of assets or shares of any other company if:

(1)	An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

(2)	The transaction would, in the reasonable judgment of the Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

(3)	The transaction would involve the issuance of any Class A or Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

     If the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company’s articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

     Except as stated above or otherwise required by law or applicable stock exchange listing standards, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares. Approval of the amendment to the Company’s Omnibus Incentive Plan requires the vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class.

Shares represented by proxies which are marked “abstain” with respect to fixing the number of directors or amendment to the Omnibus Incentive Plan, or “withheld” with respect to the election of any particular nominee for director, will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the accompanying Notice of Annual Meeting. If any other matters are presented to the meeting, the persons named in the enclosed proxy have discretionary authority to vote and will vote all proxies with respect to such matters in accordance with their judgment.

Brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. The election of directors or amendment to the Omnibus Incentive Plan are not considered to be routine matters, and, therefore, your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 28, 2011 (except as otherwise noted) certain information concerning the ownership of shares of Class A or Class B common stock of the Company by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding Class A or Class B common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table on page 14, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

	Number of Shares				Percent of Class
Name	Class A		Class B(1)		Class A	Class B
Marjorie B. Boss(2)	850,931	(3)(5)	902,400	(5)	7.75%	50%
Robin Boss(2)	837,326	(5)	902,400	(5)	7.63%	50%
Paul A. Silver(8)	831,000	(5)	902,400	(5)	7.57%	50%
Edward P. Pieroni(9)	726,000	(4)	902,400	(4)	6.61%	50%
Geoffrey M. Boss(10)	726,000	(4)	902,400	(4)	6.61%	50%
Andrew T. Boss(10)	726,000	(4)	902,400	(4)	6.61%	50%
Dimensional Fund Advisors LP(11)	930,302		—		8.48%	—
Hodges Capital Management, Inc.(12)	2,207,925		—		20.12%	—
Franklin Resources, Inc.(13)	800,000		—		7.29%
Russell A. Boss(7)	188,009	(3)	—		1.71%	—
Bernard V. Buonanno, Jr.	18,827	(6)(18)	—		*	—
Edward J. Cooney	7,273	(18)	—		*	—
Jacob C. Gaffey(14)	—		—		*	—
Dwain L. Hahs	21,608		—		1.20	—
Harlan M. Kent	17,283		—		*	—
Andrew J. Parsons	43,636	(6)	—		*	—
Frances P. Philip(14)	—		—		—
David G. Whalen(15)	1,170,040	(6)(16)	—		10.06%	—
Kevin F. Mahoney	266,424	(6)(16)	—		2.40	—
Charles R. MacDonald	274,169	(6)(16)	—		2.48%	—
Charles S. Mellen	258,933	(6)(16)	—		2.34%	—
Tina C. Benik	106,147	(6)(16)	—		*	—
All directors and executive officers as a group (15 persons)	2,466,056	(17)	1,804,800		20.49%	100%

(1)	The Class B common stock is convertible share for share into Class A common stock at any time at the option of the holder. If all of the Class B shares were converted into Class A shares, Mrs. M. Boss, Mr. Silver, Ms. R. Boss, Mr. Pieroni, Mr. G. Boss and Mr. A. Boss would be the beneficial owners of 14.76%, 14.59%, 14.65%, 13.71%, 13.71% and 13.71%, respectively, of the outstanding Class A common shares.
(2)	Marjorie Boss’s and Robin Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(3)	Excludes shares beneficially owned by spouse.
(4)	Mr. G. Boss, Mr. A. Boss and Mr. Pieroni are co-trustees of the W. Russell Boss, Jr. Trust A. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 726,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(5)	Mrs. M. Boss (the wife of Mr. R. Boss), Ms. R. Boss (a daughter of Mr. R. Boss) and Mr. Silver are co-trustees of the W. Russell Boss, Jr. Trust B. The co-trustees jointly exercise investment and voting powers with respect to the assets of the trust. The 831,000 shares of Class A common stock and 902,400 shares of Class B common stock held by such trust are included in the amounts above for each of the co-trustees.
(6)	Includes the following Class A shares subject to options exercisable within 60 days: Mr. Mac Donald — 66,667, Mr. Buonanno — 12,000; Mr. Parsons — 8,000; Mr. Whalen — 659,351; Mr. Mahoney — 126,667; Mr. Mellen — 66,667; and Ms. Benik — 51,667.
(7)	Mr. R. Boss’s address is One Albion Road, Lincoln, Rhode Island 02865.
(8)	Mr. Silver’s address is 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903.
(9)	Mr. Pieroni’s address is One State Street, Suite 200, Providence, Rhode Island 02908.

(10)	Mr. G. Boss’s and Mr. A. Boss’s address is One Albion Road, Lincoln, RI 02865
(11)	Information based on its Schedule 13G filed with the SEC on February 11, 2011, which reported ownership as of December 31, 2010. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(12)	Donald W. Hodges has shared voting power with respect to 2,008,400 shares and shared dispositive power with respect to 2,207,925 shares. First Dallas Holdings, Inc. has shared voting power with respect to 2,008,400 shares and shared dispositive power with respect to 2,207,925 shares. First Dallas Securities, Inc. has shared dispositive power with respect to 61,425 shares. Hodges Capital Management, Inc. has shared voting power with respect to 2,007,900 shares and shared dispositive power with respect to 2,146,000 shares. Hodges Fund has shared voting and dispositive power with respect to 2,007,900 shares. Hodges Small Cap Fund has shared voting and dispositive power with respect to 80,000 shares. Hodges Pure Contrarian Fund has shared voting and dispositive power with respect to 25,000 shares. Information based on Hodges Capital Management, Inc.’s Schedule 13G filed with the SEC on February 14, 2011 reporting ownership as of October 31, 2009. The address of Hodges Capital Management, Inc. is 2905 Maple Avenue, Dallas, TX 75201.
(13)	Information based on its Schedule 13G filed with the SEC on February 4, 2011, which reported ownership as of December 31, 2010. Franklin Resources, Inc. has shared voting and dispositive power with respect to 800,000 shares; Charles B. Johnson has shared voting and dispositive power with respect to 800,000 shares; Rupert H. Johnson, Jr. has shared voting and dispositive power with respect to 800,000 shares; Franklin Advisory Services, LLC has shared voting and dispositive power with respect to 800,000 shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.
(14)	Mr. Gaffey and Ms. Philip are nominees for director at the Company’s 2011 Annual Shareholder Meeting.
(15)	Mr. Whalen’s address is One Albion Road, Lincoln, Rhode Island 02865.
(16)	Includes the following restricted Class A shares as to which the holder has sole voting power but no investment power during the restricted period: Mr. Whalen — 248,334; Mr. Mahoney — 85,000; Mr. MacDonald — 125,000; Mr. Mellen — 125,000; Ms. Benik — 30,000.
(17)	Includes 1,059,019 shares subject to options exercisable within 60 days and 613,334 shares of restricted stock as to which there is sole voting power but no investment power during the restricted period.
(18)	Does not include the following phantom shares: Mr. Buonanno — 24,162; Mr. Cooney — 24,549. Phantom shares track the Class A common stock price but carry no voting power.

*	Less than 1%.

ELECTION OF DIRECTORS

It is proposed to fix the number of directors at nine, of which three will be designated “Class A Directors” and six will be designated “Class B Directors”. It is also proposed to elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently members of the Board of Directors with the exception of Jacob C. Gaffey and Frances P. Philip. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the shareholders vote to reduce the authorized number of directors. The principal occupation and certain other information regarding the background and qualifications of the nominees, including the experience and skills that led to the selection of that nominee for membership on the Company’s Board, are set forth below. The terms of all directors will expire when their successors are duly elected at the annual meeting of shareholders scheduled to be held April 26, 2012. The following tables reflect information as of January 1, 2011.

		Principal Occupation	Director	Other
Nominee	Age	During Past Five Years and Relevant Experience	Since	Directorships(1)

CLASS A DIRECTORS
Harlan M. Kent	48	President and Chief Operating Officer, Yankee Candle Company (2001-2009); thereafter Chief Executive Officer, Yankee Candle Company. Mr. Kent brings valuable insights and experience to the Board from his senior role as President and Chief Operating Officer at a consumer products company, including sales, marketing, distribution and operational expertise.(2)	2008	Yankee Candle Company
Andrew J. Parsons	67	Senior Partner and Director, McKinsey & Company (global strategic management consulting firm) to December 2000; thereafter Member, McKinsey Advisory Council to June 2004; thereafter Director Emeritus, McKinsey & Company; Chairman and Chief Executive Officer, Gulliver Growth Partners LLC (management advisory firm). Mr. Parsons’ previous experience as a Senior Partner at McKinsey focusing on worldwide consumer products provides the Company with both directly relevant experience as well as a global perspective. In addition, Mr. Parsons brings to the Company expertise in management and governance matters.(2) (3)	2001	UST Inc.
Frances P. Philip	52	Served in several positions with L.L. Bean (1994-2002); thereafter Chief Merchandising Officer, L.L. Bean. Ms. Philip’s senior position and extensive experience in product development and merchandising with a leading retailer provides the Company with a valuable and unique operational perspective.	N/A
CLASS B DIRECTORS
Russell A. Boss	72	President and Chief Operating Officer to April 1993; thereafter President and Chief Executive Officer to November 14, 1999; thereafter Chairman of the Board. Mr. Boss’s extensive career at the Company in a wide variety of roles gives him unique insights into the Company’s challenges, opportunities and operations. In addition, Mr. Boss’s share holdings ensure that shareholders’ interests are aligned with the Company.(4) (5)	1962
Bernard V. Buonanno, Jr.	72	Senior Partner, Edwards Angell Palmer & Dodge, LLP, Providence, RI (attorneys-at-law); Partner, Riparian Partners, Ltd., Providence, RI (investment banking firm). Mr. Buonanno’s background as a previous business owner, a principal at an investment firm and as an attorney provide the Company with key insights and experience from a transactional as well as operational perspective.(5) (6)	1986	Old Stone Corporation
Edward J. Cooney	63	Executive Vice President — Sales and Marketing, Amtrol, Inc., (producer and marketer of water storage, treatment, heating, expansion, flow control and related products) (1998-2000); thereafter Chief Financial Officer, Speidel, Inc., (worldwide distributor of watchbands and watchband attachments) to August 2001; thereafter Vice President and Treasurer, Nortek, Inc., (international designer, manufacturer and marketer of building products). Mr. Cooney has a wealth of relevant experience gained through his current and prior senior finance positions in several global companies. In addition, Mr. Cooney’s prior experience in a senior position in sales and marketing provide the Company with a broad strategic point of view.(3) (6)	2004
Jacob C. Gaffey	63	Senior Vice President, Financial Institutions Group, Lehman Brothers, Inc. (2002-2008); thereafter Partner, Bay Capital Advisors, LLC, (investment banking company) Providence, Rhode Island. Mr. Gaffey provides the Company with extensive experience in corporate governance and transactional issues, as well as financial expertise.	N/A
Dwain L. Hahs	58	Senior Vice President, Head of Operations and Engineering Bausch & Lomb, Inc. (2000-2006); thereafter Senior Vice President, Asia-Region (2006-2008); thereafter President, Stonehenge Management LLC (a private investment company) (2009-present). Mr. Hahs has had extensive senior global experience in sales, marketing and operations. In addition, Mr. Hahs has had international senior positions which provide the Board with a very key perspective on the Company’s business. Lastly, Mr. Hahs has had extensive experience in the optical and sunglass business providing excellent direct insight into the Company’s optical division operations.(2)	2010
David G. Whalen	53	President and Chief Executive Officer. Mr. Whalen brings value and relevant expertise to the board both from his unique knowledge of the Company as well as from his prior experience in senior roles in marketing and operations at a global publicly traded optical company.(4)	1999

(1)	Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Audit Committee.
(4)	Member of Executive Committee.
(5)	Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.
(6)	Member of Compensation Committee

Corporate Governance

Board of Director and Shareholder Meetings:  The Board of Directors met six times during the fiscal year ended January 1, 2011 (“fiscal year 2010”). All directors attended at least 75% of the Board of Directors meetings and applicable committee meetings in fiscal year 2010. The Company has adopted a policy that requires members of the Board of Directors to make every effort to attend the Company’s Annual Meeting. All members of the Board of Directors attended the Company’s 2010 Annual Meeting.

Board of Director Independence:  The Board of Directors is committed to strong, independent board leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. The Board of Directors has reviewed the relationship that each current and nominee director, and any individual who served as a director during fiscal year 2010, has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules (“NASDAQ Rules”) and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members, prospective members and any member who served as a director during fiscal year 2010. These factors include those persons’ current and historic relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Board members are directors or executive officers. Specifically, the Board considered that Bernard V. Buonanno and Russell A. Boss are cousins by marriage. After evaluating these factors, the Board of Directors has determined that the following directors and nominees for director are independent directors within the meaning of applicable NASDAQ Rules: Bernard V. Buonanno, Jr; Edward J. Cooney; Jacob C. Gaffey; Dwain L. Hahs; Harlan M. Kent; Frances P. Philip; and Andrew J. Parsons. The Board of Directors has also determined that Galal Doss and Susan Gianinno were independent during the time they served as directors during fiscal year 2010.

Independent members of the Board of Directors are scheduled to meet at least twice per year in executive session without management, but will meet as often as is deemed necessary.

In addition, we have an independent Chairman of the Board of Directors. The Board of Directors believes that separating the roles of Chairman and Chief Executive Officer provides an independent viewpoint and focus at board meetings, and ensures that our CEO will be able to focus his entire energy on running the Company. We believe this structure provides strong leadership for the Board of Directors, while also positioning the chief executive officer as the leader of the Company in the eyes of our customers, employees and shareholders.

Shareholder Communications:  The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board of Directors committees by writing directly to those individuals at the following address: One Albion Road, Lincoln, RI 02865. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics:  The Board of Directors originally adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) in 1996 which has been periodically updated and amended. This Code of Ethics applies to all of the Company’s (and its subsidiaries’) employees, officers and directors, including its principal financial officers. A link to the Code of Ethics is on the Company’s website at www.cross.com under the Company’s Investor Relations section.

Board’s Role in Strategic Planning and Risk Oversight:  Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the consumer products industry and general business environment. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the Chairman and Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees.

Audit Committee.  The current members of the Audit Committee are Edward J. Cooney, who serves as Chairman, and Andrew J. Parsons. The Board has determined that the members of the Audit Committee are independent within the meaning of applicable NASDAQ Rules and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). Susan M. Gianinno, who also served on the Audit Committee until her resignation from the Board in October 2010, was also determined to be independent within the applicable rules during her tenure. The Board of Directors has determined that Edward J. Cooney is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee meets on an as needed basis and met five times during fiscal year 2010. It is expected that the two current empty board positions will be filled in April 2011 at which time another member of the Audit Committee will be added.

The Audit Committee has oversight responsibility for the establishment and maintenance of an effective financial controls environment, for overseeing the procedures for evaluating the system of internal accounting controls and for evaluating audit performance. In addition to the responsibilities listed above, the Audit Committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3), (4), and (5) under the Exchange Act. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors in 2000, as amended. A current copy of the Charter is available on the Company’s website, www.cross.com, in the Investor Relations section. See also the “Report of the Audit Committee” on page 29.

Compensation Committee.  The current members of the Compensation Committee are Bernard V. Buonanno, who serves as Chairman, and Edward J. Cooney. The Board has determined that the members of the Compensation Committee are independent within the meaning of applicable NASDAQ Rules. The Compensation Committee met five times during fiscal year 2010. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including the implementation of an incentive compensation plan for the Company. The Compensation Committee also determines, and/or makes recommendations to the Board of Directors concerning compensation, including incentive compensation, of the Chief Executive Officer and all other executive officers. The Compensation Committee administers the Company’s equity incentive plan. See “Compensation Discussion and Analysis” beginning on page 9. The Compensation Committee has a charter which was adopted by the Board in February 2008. That charter is available on the Company’s website, www.cross.com, in the Investor Relations section. The Compensation Committee may not delegate its authority for the responsibilities described in this paragraph.

Executive Committee.  The current members of the Executive Committee are Russell A. Boss and David G. Whalen. The Executive Committee meets on an as needed basis and met once during fiscal year 2010. The Executive Committee has the authority in certain circumstances to act in the stead of the Board between regular Board meetings.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee (“NCGC”) are Andrew J. Parsons, who serves as Chairman, Harlan M. Kent and Dwain L. Hahs. The Board has determined that the members of the NCGC are independent within the meaning of the applicable NASDAQ rules. The NCGC met five times during fiscal year 2010.

The NCGC has adopted a charter which was approved by the Board of Directors in February 2007, and which has been since amended (the “NCGC Charter”). The NCGC Charter is available on the Company’s website, www.cross.com, in the Investor Relations section.

The NCGC is responsible for identifying, evaluating and recommending individuals for election or reelection to the Board of Directors, including those recommendations submitted by the Class A and Class B shareholders, and is also responsible for determining, with input from the Board, the desired criteria and attributes for Board members that will best meet the current and future needs of the Company. In addition, the NCGC is responsible for overseeing the Chief Executive Officer succession planning process and for overseeing management succession plans generally. Further, the Committee is responsible for corporate governance matters relating to the Board and the Company including conducting Board and Board Committee evaluations, implementing and maintaining Corporate Governance Guidelines, recommending Board Committee structure and composition and recommending and implementing governance best practices.

It is the policy of the NCGC that candidates for director possess the highest personal and professional ethics and integrity, have demonstrated effectiveness and sound business judgment, and possess skills and experience relevant to the business needs and objectives of the Company and to best serve the interests of the Company and its shareholders.

The NCGC’s process for identifying and evaluating nominees is as follows:

(1) in the case of incumbent directors whose terms of office are set to expire, the NCGC reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, any change of status and any related party transactions with the Company during the applicable time period; and

(2) in the case of new director candidates, the NCGC conducts such inquiries into the backgrounds and qualifications of possible candidates as the NCGC deems necessary or appropriate after considering the composition of the Board of Directors and needs of the Company. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The NCGC discusses and considers such candidates’ qualifications, including whether the nominee is independent for purposes of Exchange Act Rule 10A-3(b) and the NASDAQ Rules, and selects candidates for recommendation to the Board of Directors by majority vote of the committee. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its network of contacts to identify potential candidates, but may also engage, if it deems appropriate, a professional search firm, at the Company’s expense.

The Committee utilized its network of contacts to identify candidates for the open positions created by Mr. Galal Doss’s and Ms. Susan Gianinno’s resignation from the Board.

The NCGC is authorized to adopt and implement such additional procedures and processes to discharge its responsibilities as it deems appropriate.

The Committee considers director candidates recommended by shareholders provided the shareholders follow the procedures set forth below. The NCGC does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

The NCGC considers all bona fide candidates for Class A director positions recommended by Class A shareholders holding Class A common stock of the Company. The Committee considers all bona fide candidates for Class B director positions recommended by Class B shareholders holding Class B common stock of the Company. The Committee considers such Class A and Class B candidates using the same screening criteria as are applied to all other potential nominees for election based on the considerations set forth above. Third parties wishing to recommend candidates for consideration by the NCGC may do so in writing by providing the recommended candidate’s name, biographical data, qualifications and a statement describing the basis for the recommendation, together with the recommended candidate’s consent to serve if nominated, to the Chairman of the Nominating and Corporate Governance Committee.

In addition, the Company’s by-laws also permit shareholders entitled to vote in the election of directors for the class of shares that they hold to nominate candidates for election as Class A directors or Class B directors, as the case may be. For nominees for election to the Board of Directors proposed by shareholders under the by-laws to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns, the nominee’s qualifications to serve as a director of the Company and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (2) as to the shareholder proposing such nominee, that shareholder’s name and address, the class and number of shares of the Company’s capital stock that the shareholder beneficially owns, a description of all arrangements and understandings between the shareholder and the nominee or any other person or persons (including their names) pursuant to which the nomination is made, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and any other information relating to the shareholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER
PARTICIPATION

As indicated under “Compensation Discussion and Analysis” beginning on page 9, the 2010 compensation of David G. Whalen, a member of the Board of

Directors of the Company, was established by the Compensation Committee and submitted to the Board of Directors for approval. The Compensation Committee is comprised of Bernard V. Buonanno, Jr. and Edward J. Cooney. The compensation of the remaining executive officers of the Company was similarly reviewed and approved by the Compensation Committee and submitted to the Board of Directors for approval.

There are no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Company’s Board of Directors has responsibility for developing, overseeing and implementing the overall compensation philosophy of the Company. It recommends for the approval of the full Board both the incentive compensation plans that apply to all levels of management within the Company and the specific elements of compensation that make up the total compensation of the Company’s Chief Executive Officer and other named executive officers.

In this analysis, the term “named executive officers” refers to the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 14.

Compensation Philosophy and Objectives

In general, the Company’s executive compensation program is designed to attract, motivate, reward and retain high caliber executives to enable the Company to achieve its strategic and operating objectives. The program is designed to compensate executives at a level that is commensurate with both corporate and individual performance achievement and impact with the ultimate goal of increasing shareholder value. The Compensation Committee’s objective is to design a compensation package that is fair to both the executives and shareholders in relation to corporate performance and contributions to shareholder value, that is competitive in relation to companies of similar size and complexity of operations, that is balanced appropriately between fixed and variable components, and that is balanced appropriately between cash and equity-based compensation. As part of this compensation package, the Committee includes incentive-based compensation designed to reward the executive for both short and long-term company success. Short-term performance is measured each fiscal year and is typically rewarded through cash incentive payments. Long-term performance is typically targeted through equity awards granted from time to time. These awards are designed to align the executives’ interests with those of other shareholders of the Company.

Overview of Compensation and Process

The Compensation Committee oversees the executive compensation program and typically makes the recommendations of compensation elements and amounts for the named executive officers to the Board of Directors for approval.

The Compensation Committee makes recommendations relating to compensation levels of executive officers, including the named executive officers, and also makes recommendations relating to the elements of compensation generally for Company management, which in each case is presented to the Board for approval. In making such recommendations, the Committee relies on the support from, and recommendations of, the Company’s Human Resources Department and, except with respect to his own compensation, the Company’s Chief Executive Officer. The Company’s Human Resources Department formulates a proposal with respect to the Chief Executive Officer’s compensation package that is submitted to the Committee for consideration. This recommendation is either developed by third party experts and/or based in significant part on third-party data as described below. The Chief Executive Officer participates in formulating the compensation proposal for the other executive officers. The Compensation Committee can exercise discretion to increase or decrease any recommended compensation levels, adjustments or awards to executives not otherwise earned under the annual incentive plan described below.

The Compensation Committee has not directly engaged a compensation consultant in connection with the structuring of compensation programs or the setting of individual compensation or performance targets. However, the Chief Executive Officer and the Human Resources Department rely on materials and data provided by Towers Watson, a global human resource and executive compensation consulting firm, in formulating their recommendations to the Committee. First, the Company regularly engages Towers Watson to do regression analyses on certain of the named executive officers every year. In general, in a year for those named executive officers for which it does not commission regression analyses, the Company utilizes regression analyses done in the past 12 to 24 months which are then aged to reflect the marketplace. The Company uses regression analyses to obtain more accurate benchmark data since most of the readily available survey information reflects companies that are significantly larger in revenue size than the Company. Second, the Company seeks specific advice from Towers Watson from time to time regarding the elements of its compensation program. For example, Towers Watson has been engaged in the past to review and analyze the structure of the Company’s annual incentive plan described on page 10. Towers Watson is not consulted every year, however, and is not necessarily consulted with respect to every component of the executive management team’s total compensation.

The Compensation Committee has not directly retained or obtained guidance from Towers Watson in this respect, but it has access to Towers Watson personnel in considering the proposals put forth by management. The Compensation Committee has the authority, to the extent it deems necessary, to retain its own advisors in developing its recommendations.

The Company does not have a formal policy relating to the allocation of compensation between cash and non-cash elements such as equity awards. In the recent past, the Company has utilized both cash and non-cash awards for variable compensation programs. Since the Company’s adoption of the accounting rules for share-based payments under FASB SFAS No. 123(R) for fiscal year 2006, the Company has limited the use of equity grants as a form of incentive compensation for the broader management group. The Company expects, however, to make long term equity grants on a periodic basis to a limited group of executives. The purpose of instituting periodic grants is to provide a more effective retention vehicle for senior executives and to continually align their interests with the longer-term interests of the Company’s shareholders.

When structuring incentive compensation programs, the Company will determine the appropriate form of grant — cash or equity — depending on the objective of that particular program. The Company generally uses cash incentive awards to drive shorter term (i.e. one year) performance on a broader basis, and equity based grants to provide recognition or to drive longer term performance (i.e. from one to three years) on a more limited basis.

In addition to the equity awards made from time to time to senior management, equity grants are also made as appropriate as a means of attracting highly qualified new executives and more closely aligning their interests with those of the Company’s shareholders. Equity grants are also made on an ad hoc basis to reward or incent specific individual performance.

The Company has no formal stock ownership guidelines for officers. Directors are required to own at least 25,000 shares of the Company’s Class A common stock within the later of five years after having been elected to the Board or April 2015. In addition, directors are required to receive a portion of their annual retainer in the form of equity, as described in the “Director Compensation” discussion on page 26.

Elements of the 2010 Compensation

There were four primary components of the compensation package of the named executive officers for 2010. Those components are:

•	base salary;

•	cash awards under the Company’s annual incentive plan and discretionary bonuses;

•	equity-based awards; and

•	retirement benefits.

In addition, each executive receives standard health and life insurance benefits. The Company does not currently grant perquisites or other personal benefits.

Base Salary

The Company provides named executive officers, like its other employees, a fixed base salary in order to compensate them for the services that they provide to the Company over the course of the year for sustained performance. Base pay is generally based on the responsibilities of the position, the skills and experience required for the job, the individual performance of the employee, business performance, labor market conditions and by reference to market median salary levels. Specifically for CEO compensation, as one element of the analysis, the Human Resources Department benchmarks other companies’ CEO’s compensation as it formulates its recommendation to the Compensation Committee. Companies were chosen as benchmarks based on their revenue size and the industry in which they operate. Specifically, companies that manufacture or distribute consumer products and that had the revenue closest in size to the Company and for which publicly available information was available, were chosen. Following are the benchmarked companies: Tiffany & Company, Fossil, Inc., Movado Group, Coach, Inc., Tandy Brands, Callaway Golf, K-Swiss and Swank. In reviewing this data, the Company’s CEO compensation falls within the lower range of these benchmarked companies’ CEOs’ compensation, as does the Company’s revenue size.

For all employees, salaries are typically evaluated and adjusted annually. Salary increases typically take effect in April of each year, unless business circumstances dictate differently. Like the other elements of compensation, these adjustments are recommended to the Compensation Committee by the Human Resources Department for the salary of the Chief Executive Officer, and by the Chief Executive Officer and the Human Resources Department together for other named executives.

Cash Incentive Programs

At the beginning of each year, following a proposal of the Human Resources Department, the Compensation Committee recommends performance-based annual incentive plans to the Board of Directors for its approval for that year which generally cover management and other exempt employees other than the CEO. The CEO’s plan is set by the Compensation

Committee and the Board, with input from the CEO. The annual incentive plans are designed to be the primary compensation element to drive and recognize performance against established business objectives and to reward accomplishments within any given year. The Plans for 2010 on both a corporate and divisional basis were designed primarily to reward segment success in generating some or all of the following: earnings per share, operating income, cash flow generation, and cost reduction. Target award levels are generally set by reference to a percentage of the employee’s base salary. For 2010, the Annual Incentive Plans provided that, generally, an annual incentive pool would be created and awarded based primarily upon the achievement of applicable corporate or divisional segment earnings per share (“EPS”) or operating income before taxes (“OIBT”) objectives for the year. The Company believes that achieving increasing EPS and OIBT levels are key to enhancing shareholder value and utilizes those as the key criteria for Company performance. For the purposes of determining incentive compensation, OIBT is defined as operating income before taxes but excluding extraordinary or non-recurring items. The award made to participants is then adjusted depending on the achievement of other previously identified individual objectives.

In addition to EPS, the CEO is measured against other performance metrics that drive shareholder value; revenue growth, free cash flow, net cash and cost reduction.

During 2010, the named executive officers (the “NEO’s”), other than the CEO, had the opportunity under the applicable annual incentive plan to earn a target bonus of between 35% and 45% if OIBT targets were met. The NEO’s, other than the CEO, have a maximum bonus opportunity equal to 150% of their target, with the exception of Charles MacDonald who has a maximum opportunity of 200%. The CEO has a target bonus opportunity of 75% of his base salary, and a maximum opportunity of 100%.

The Chief Executive Officer earned a bonus for 2010 by achieving against the objectives previously determined by the Compensation Committee. Following is a chart outlining the fiscal 2010 performance measures for CEO performance and the results against which an award was paid:

Measure of	Needed
Company Performance	for Target	Weight	Result

Revenue	$148MM	15%	$158MM
EPS	$0.35	35%	$0.50
Free Cash Flow	$5.2MM	15%	$8.3MM
Net Cash	$(2.1)MM	15%	$0.0MM
Cost Reduction	$1.3MM	20%	$2.0MM

Based on the foregoing, Mr. Whalen earned 132% of his target bonus ($450,000) resulting in an award of $594,000.

The Compensation Committee determined to award bonuses to named executive officers other than the CEO based on their performance on individual objectives as well as the results of the consolidated entity or the individual division as applicable. While the majority of the bonus amounts paid to the NEOs, including the CEO, were earned under the applicable incentive plan, several of the NEOs, other than the CEO, received discretionary bonus payments in recognition of their performance during 2010. Elements that the Compensation Committee considered in awarding the bonuses were segment OIBT, EPS, operating cash flow, cost reduction, and revenue generation.

Equity-based Awards

The Compensation Committee has determined that it will review equity awards to senior management approximately every twenty four months, although the value generated to the recipient may be for a longer time period, e.g., three versus two years. In so doing, the Compensation Committee is recognizing that equity-based retention and performance awards are an important tool in 1) retaining talent for long term growth and 2) rewarding and incenting executive performance that will have a long term impact on shareholder value. By regularly granting meaningful equity based awards that are structured so that senior management at all times has pending awards towards which they are working, the Compensation Committee believes that it has created the optimum combination of retention and incentive to this key management group.

Equity-based awards, including restricted stock awards, may be made by the Compensation Committee in its sole discretion, though in practice the Committee recommends such awards to the full Board for approval. These grants are made under the Company’s Omnibus Incentive Plan. At the time an award of restricted stock is made, if the award is performance based, the Committee establishes a restricted period and prescribes conditions for the lapse of restrictions during the restricted period, including the lapse of restrictions upon the attainment of certain objectives designed to drive shareholder value and, for retention purposes, upon the passage of time. Upon the grant of restricted stock, shares equal to the number of shares of restricted stock granted to an employee are registered in the employee’s name but are held in custody by the Company for the employee’s account. The shares are valued at the fair market value of the common stock on the date of the grant. The Company made grants of restricted stock to its CEO and NEOs in

2010 which grants are reflected in the “Grants of Plan Based Awards” Table.

The Company’s process for granting options is prescribed in the Company’s Omnibus Incentive Plan, as amended, which is administered by the Compensation Committee. The Committee follows this practice in setting the exercise price of nonqualified stock options as well. The Committee has on occasion authorized the grant of options to occur in the future, with an exercise price equal to the fair market value as of the effective date of the grant. The Committee has never granted options with a grant date that preceded the Committee’s authorization of the grant, nor has it granted stock options with an exercise price of less than the fair market value on the date of grant. The Company made an option grant to the CEO in 2010 that was in recognition of prior grants made to the CEO which had expired and for which no value had been realized due to a combination of market conditions and the thinly traded nature of the Cross Class A common stock during that time period.

Retirement-related Benefits

401(k) plan.  The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all of the Company’s U.S. based employees, including the named executive officers, are able to contribute the lesser of 25% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. The Company matches the participants’ contributions based on the following schedule:

Participant contribution	Company match

1%	1.0%
2%	2.0%
3%	2.5%
4%	3.0%

5%	3.5%
6% or more	4.0%

In addition to the Company match, all participants qualify for an annual core contribution of 2% of pay.

The vesting schedule for all Company contributions to the 401(k) plan is 20% for each year a participant works 1,000 hours, with 100% vesting after five years of working 1,000 hours for each year.

Pension plans.  The Company maintains two defined benefit retirement plans, as further described in the “Pension Benefits” discussion beginning on page 17. The qualified pension plan (the Cross Company Pension Plan) was structured to provide funded, tax-qualified benefits up to the limits on compensation and benefits permitted under the Internal Revenue Code and was designed to provide tax-qualified pension benefits for most employees of the Company, including the named executive officers. The Company amended its Cross Company Pension Plan in May 2006 to freeze benefit accruals. As a result of the freeze, any accrued benefits which participants had in that plan as of May 20, 2006 are theirs. However, benefits no longer grew after that point since compensation and years of service after that date are not to be included in calculating pension benefits. Benefits payable under the qualified pension plan were based on the employee’s earnings up to a compensation limit under the Internal Revenue Code ($245,000 in 2010). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Internal Revenue Code (the limit in 2010 was $195,000 payable as a single life annuity beginning at any age from age 62 through Social Security normal retirement age).

The nonqualified plan (the A.T. Cross Company Unfunded Excess Benefits Plan) provides unfunded, non-qualified benefits in excess of the limits applicable to the A.T. Cross Company Pension Plan and the 401(k) plan.

Nonqualified deferred compensation plan.  The Company offers its executives a deferred compensation plan, whereby the executive can elect to defer a portion of his or her future base salary and/or cash bonus. Any amounts deferred and interest or earnings credited on such amounts are exempt from income taxes during the deferral period. The full amount credited to the executive’s deferred compensation account becomes payable at the earlier of the end of the deferral period elected by the executive or upon the executive’s retirement from the Company. Currently, no executive of the Company participates in the deferred compensation plan.

Post-Termination Compensation

In order to attract, motivate, and retain executives, the Company believes that certain severance arrangements for the named executive officers are appropriate and necessary. These severance arrangements were determined using benchmark compensation survey data. The Company relied on several industry surveys to determine appropriate levels of severance.

In 2005, the Board of Directors approved certain severance arrangements whereby the Chief Executive Officer and the other named executive officers will receive payments in the event that there is a change in control of the Company’s Class B stock and a subsequent termination or constructive termination, or in the event that the executive is terminated without cause, provided the executive signs an acceptable release agreement. The terms of these arrangements are discussed in greater detail starting on page 20.

The Board also approved certain gross-up payments to the Chief Executive Officer and the other named executive officers under certain circumstances in the event of change in control payments. Internal Revenue Code Section 4999 imposes a non-deductible 20% excise tax on a recipient for any change in control payments that are in excess of three times his or her average annual taxable compensation over the prior five-year period (the “base amount”). In the event that the change in control payments made to a named executive officer exceed three times such base amount (the “safe harbor amount”), the Company will provide a gross-up to the Chief Executive Officer to provide him or her the after tax benefit he or she would have received had the excise tax not been triggered, and will provide a conditional gross-up to the other named executives in the event that the change in control payments exceed the safe harbor amount by more than a specified amount. The conditional gross-up provides that the change in control payments will be capped to fall below the safe harbor amount if the amount by which the change in control payments exceed such safe harbor amount is $50,000 or less. If the change in control payments exceed such safe harbor amount by greater than $50,000, the named executive will receive a gross-up. Any change in control payments that exceed the safe harbor amount (including any gross-up) are not deductible by the Company.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Board and the Compensation Committee will work to structure performance-based compensation, including equity-based grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board and the Compensation Committee reserve the authority to award non-deductible compensation in certain circumstances as they deem appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued under it, no assurance can be given, despite the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Effective January 1, 2006, the Company accounts for equity-based grants, including stock options and restricted stock awards, in accordance with the requirements of SFAS 123(R). The effect of those requirements is considered in structuring equity awards and has weighted recent total compensation in favor of cash with a performance-based stock grant component, where expense is recognized by the Company only to the extent that satisfaction of the performance conditions is probable, and in certain circumstances, a time-based stock component, where expense is recognized ratably over the life of the time-based grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

2010 Compensation Committee

Bernard V. Buonanno, Jr., Chairman
Edward J. Cooney

SUMMARY COMPENSATION TABLE
FISCAL YEAR 2010

The following table sets forth certain information with respect to the Company’s Chief Executive Officer and the four other most highly compensated executive officers during 2010 (collectively, the “named executive officers”).

								Change in
								Pension Value and
							Non-Equity	Nonqualified Deferred
Name and				Stock		Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)(6)		Awards(2)(6)	Compensation(3)	Earnings(4)	Compensation(5)	Total

David G. Whalen	2010	$596,000		$622,486	(7)	$686,160	$594,000	$55,751	$58,429	$2,613,365
President and Chief	2009	580,000	—	132,667	(8)	—	284,000	42,931	60,377	1,099,975
Executive Officer	2008	583,078	—	314,535	(9)	—	340,000	28,785	66,847	1,333,244

Kevin F. Mahoney	2010	288,908	10,000	233,596	(10)	46,160	115,000	2,218	26,596	722,477
Senior Vice	2009	280,962	4,000	66,333	(11)	46,000	71,000	1,520	30,376	500,191
President,	2008	270,616	150,000	66,333	(11)	5,164	—	1,117	29,178	522,407
Finance and Chief
Financial Officer

Charles R. MacDonald	2010	318,269	58,000	139,887	(12)	46,160	292,000	10,022	39,497	903,835
President, Cross	2009	307,308	73,000	93,250	(13)	46,000	127,000	9,942	44,625	701,125
Optical Group, Inc.	2008	304,327	89,000	256,356	(13)	1,947	216,000	5,592	43,485	916,706

Charles S. Mellen	2010	335,000	71,494	113,000	(14)	46,160	61,506	2,198	25,503	654,861
President,	2009	335,000	35,000	81,785	(15)	46,000		1,610	25,758	525,152
Cross Accessory	2008	338,750	40,000	174,783	(15)	1,947	—	1,045	28,049	584,574
Division

Tina C. Benik	2010	240,000	38,576	101,935		18,464	23,424	55,161	20,478	498,039
Vice President,	2009	240,000	14,000	66,333		18,400	11,000	18,120	20,668	388,521
Legal and Human	2008	239,231	35,000	66,333		779	—	22,231	20,465	384,039
Resources

(1)	Amounts in this column reflect discretionary bonus payments awarded by the Compensation Committee in recognition of the performance of the Company in 2010.
(2)	These equity awards were made to retain and reward the named executive officer. For additional discussion of the Company’s Compensation program, see page 9. A discussion of the assumptions used in calculating these values may be found in Note I (Omnibus Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K.
(3)	Amounts in this column reflect 2010 earnings as a result of achievement of pre-established performance targets under the annual incentive plans described on page 10. Mr. Whalen’s bonus was awarded in recognition of achievement of predetermined quantitative objectives. Mr. MacDonald’s, Mr. Mahoney’s and Ms. Benik’s awards were paid in recognition of achievement of several predetermined targets which include one or more of the following: OIBT, cash flow, key market sales and cost reduction targets.
(4)	Amounts in this column reflect the change in the actuarial values of defined benefit pension plans during 2010. Actuarial value computations are based on FASB Statement No. 87 assumptions discussed in Note 4 (Employee Benefits Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The Company does not provide above-market rates of return in the Unfunded Excess Benefits Plan relating to the 401(k) plan as described on page 18. Effective May 20, 2006, both the Qualified Pension Plan and the Excess Benefit Plan were amended to freeze benefit accruals. Therefore, the named executive officers accrued no pension benefits in 2010.
(5)	Amounts in this column consist of life insurance premium payments made by the Company on behalf of each named executive officer and Company contributions/accruals to the 401(k) plan and/or Unfunded Excess Benefits Plan. The specific components are shown in the table below.

	Life Insurance	401(K)
Name	Premium Payment	Contributions

Mr. Whalen	$5,597	$52,832
Mr. Mahoney	$4,758	$21,838
Mr. MacDonald	$8,400	$31,096
Mr. Mellen	$3,102	$22,401
Ms. Benik	$4,967	$15,512

(6)	The amounts in this column reflect the expenses recognized by the Company for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FASB 123R”) with respect to the stock awards granted to the CEO and named executive officers. A discussion of the assumptions used in calculating these values may be found in Note I (Omnibus Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10K.
(7)	On April 21, 2010, Mr. Whalen received a restricted stock award of 320,000 shares at a fair value of $1,368,600. The restrictions on the performance-based portion of the grant will lapse upon achievement of pre-determined performance targets.
(8)	On January 8, 2008, Mr. Whalen received a restricted stock award of 120,000 shares at a fair value of $1,194,000. The restrictions on the performance-based portion of the grant lapsed due to achievement of certain performance targets. Certain other of the shares were forfeited.
(9)	Mr. Whalen received a restricted stock grant of 150,000 shares on July 21, 2004 at a fair value of $803,250. The restrictions lapsed as to all of the shares on December 31, 2008.
(10)	On April 21, 2010, Mr. Mahoney received a restricted stock award of 115,000 shares at a fair value of $492,200. The restrictions on the performance-based portion of the grant will lapse upon achievement of pre-determined performance targets.
(11)	On January 8, 2008, Mr. Mahoney received a restricted stock award of 60,000 shares at a fair value of $597,000. The restrictions on the performance-based portion of the grant lapsed due to achievement of certain performance targets. Certain other of the shares were forfeited.
(12)	On April 21, 2010, Mr. MacDonald received a restricted stock award of 125,000 shares at a fair value of $535,000. The restrictions on the performance-based portion of the grant will lapse upon achievement of pre-determined performance targets.
(13)	On January 8, 2008, Mr. MacDonald received a restricted stock award of 60,000 shares at a fair value of $597,000. The restrictions on the performance-based portion of the grant lapsed due to achievement of certain performance targets. Certain other of the shares were forfeited.
(14)	On April 21, 2010, Mr. Mellen received a restricted stock award of 125,000 shares at a fair value of $535,000. The restrictions on the performance-based portion of the grant will lapse upon achievement of certain pre-determined performance targets.
(15)	On January 8, 2008, Mr. Mellen received a restricted stock award of 60,000 shares at a fair value of $597,000. The restrictions on the performance-based portion of the grant lapsed due to achievement of certain performance targets. Certain other of the shares were forfeited.

GRANTS OF PLAN BASED AWARDS
DURING FISCAL YEAR 2010

The following table describes awards to the named executive officers during fiscal year 2010 under the Company’s performance-based annual incentive plan and long term incentive plan. Both plans are described in greater detail beginning on page 9.

												Grant Date
											Exercise	Fair Value
			Estimated Possible Payouts Under			Estimated Future Payouts Under					or Base	of Stock
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			All Other	All Other	Price of	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Option	Option	Awards
Name	Date	Date	#	#	#	#	#	#	Awards	Awards	Awards	$

David G. Whalen	1/8/10	1/8/10	$0	$447,404	$596,539	—	—	—	—	534,351	$4.155	$686,160
	4/21/10	4/21/10	—	—	—	105,000	215,000	215,000	105,000			1,369,600
Kevin F. Mahoney	4/21/10	4/21/10	10,112	101,118	151,677	25,000	90,000	90,000	25,000			492,200
Charles R. MacDonald	4/21/10	4/21/10	14,322	143,221	286,442	30,000	95,000	95,000	30,000			535,000
Charles S. Mellen	4/21/10	4/21/10	15,075	150,750	226,125	30,000	95,000	95,000	30,000			535,000
Tina C. Benik	4/21/10	4/21/10	9,600	96,000	144,000	30,000	—	—	30,000			128,400

All named executives have a maximum possible incentive plan award of one hundred fifty percent of the target bonus opportunity with the exception of Mr. MacDonald, whose annual incentive plan formula for 2010 had a maximum of two hundred percent of the target bonus, and Mr. Whalen who has a maximum possible target bonus opportunity of one hundred percent of his base compensation.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL YEAR 2010

	Option Awards				Stock Awards
							Equity Incentive	Equity Incentive
	Number of	Number of			Number	Market Value	Plan Awards:	Plan Awards:
	Securities	Securities			of Shares	of Shares	Number of	Market Value of
	Underlying	Underlying			of Stock	of Stock	Unearned Shares	Unearned Shares
	Unexercised	Unexercised	Option	Option	That have	That have	That have	That have
	Options	Options	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested	Vested	Vested

David G. Whalen	20,000	0	7.62500	7/25/2011	105,000 (a)	$1,027,425	215,000 (b)	$2,103,775
	125,000	0	7.11000	7/24/2012
	534,351	—	4.15500	1/8/2015
Tina C. Benik	25,000	0	7.11000	7/24/2012	30,000 (c)	$293,550
	26,667	13,333	3.49500	12/12/2018
Kevin F. Mahoney	60,000	0	5.22500	1/31/2015	25,000 (d)	$244,625	90,000 (b)	$880,650
	66,667	33,333	3.49500	12/12/2018
Charles R. MacDonald	66,667	33,333	3.49500	12/12/2018	30,000 (d)	$293,550	95,000 (e)	$929,575
Charles S. Mellen	66,667	33,333	3.49500	12/12/2018	30,000 (d)	$293,550	95,000 (e)	$929,575

(a)	Restrictions on shares held by Mr. Whalen will lapse in one-third increments in April 2011, April 2012 and April 2013.

(b)	Restrictions on the equity incentive awards held by Mr. Whalen and Mr. Mahoney will lapse on one-third of the shares in each of fiscal 2010, 2011 and 2012 if certain performance targets are met.

(c)	Restrictions on shares held by Ms. Benik will lapse in one-third increments in January 2012, January 2013 and January 2014.

(d)	Restrictions on shares held by Mr. Mahoney, Mr. MacDonald and Mr. Mellen will lapse in one-third increments in June 2011, June 2012 and June 2013.

(e)	Restrictions on the equity incentive awards held by Mr. MacDonald and Mr. Mellen will lapse on one-third of the shares in each of fiscal 2011, 2012 and 2013 if certain performance targets are met.

OPTION EXERCISES AND STOCK VESTED
DURING FISCAL YEAR 2010

	OPTION AWARDS		STOCK AWARDS
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting

David G. Whalen	85,219	$136,355	40,000	$391,400
Kevin F. Mahoney	0	0	20,000	195,700
Charles R. MacDonald	0	0	30,000	293,550
Charles S. Mellen	0	0	20,000	195,700
Tina C. Benik	43,000	39,781	20,000	195,700

PENSION BENEFITS

In the United States, A.T. Cross Company maintains two defined benefit plans. One is the A.T. Cross Company Pension Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code (referred to as the “Qualified Pension Plan”). The other is the A.T. Cross Company Unfunded Excess Benefits Plan, which provides unfunded, non-qualified benefits in excess of the limits applicable to the Qualified Pension Plan and the 401(k) plan (referred to as the “Excess Plan” or the “Nonqualified Excess Plan”). The Excess Plan benefits and provisions described here and shown in the Pension Benefits Table on page 19 pertain solely to the excess pension benefits attributable to the Qualified Pension Plan. The Excess Plan benefits attributable to benefits in excess of the limits applicable to the 401(k) plan are shown in the Nonqualified Deferred Compensation Table on page 20.

The “Present Value of Accumulated Benefits” shown in the Pension Benefits Table is the present value as of December 31, 2010 of the annual pension benefit earned as of December 31, 2010 payable under a plan for the executive’s life beginning on the named executive officer’s normal retirement age. The normal retirement age is defined as age 65 in each of the plans. Certain assumptions were used to determine the present value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described in footnote 1 to the Pension Benefits Table on page 19.

Qualified Pension Plan

General

The Qualified Pension Plan was designed to provide tax-qualified pension benefits for most employees of the Company. Benefits under the Qualified Pension Plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the Qualified Pension Plan are payable from the assets held by the tax-exempt trust.

Benefits provided under the Qualified Pension Plan are based on earnings up to a compensation limit under the Internal Revenue Code (which was $245,000 in 2010). In addition, benefits provided under the Qualified Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which in 2010 was $195,000 payable as a single life annuity beginning at any age from age 62 through Social Security Normal Retirement Age).

Material terms and conditions

Effective May 20, 2006, both the Qualified Pension Plan and the Excess Plan were amended to freeze benefit accruals.

The accrued benefit under the Qualified Pension Plan is expressed as an annual single life annuity payable from normal retirement age and is determined under the following formula: 40% of Average Earnings less the Social Security Credit, prorated for less than 25 years of credited service. In no event is the accrued benefit less than 20% of Average Earnings, prorated for 25 years of credited service.

The Social Security Credit is equal to the lesser of (i) and (ii), multiplied by (iii):

(i)	the average of the three most recent years of earnings (excluding earnings in excess of the Social Security Wage Base)

(ii)  Social Security covered compensation

(iii)	18.0% for participants born before 1938 16.8% for participants born between 1938 and 1954 15.6% for participants born after 1954

For purposes of the above formula, “Average Earnings” is the average of the five consecutive years earnings that produce the highest average and “Credited Service” of one year is granted for 1,000 or more hours of service during a plan year. No credit is recognized for employment before January 1, 1984. Credited service was frozen as of May 20, 2006.

If the participant has attained age 62 and 5 years of service, the accrued benefit is reduced by 5/9 of 1% for each month by which the early retirement date precedes the normal retirement date.

If the participant is vested in the Qualified Pension Plan and dies while still employed by the Company, his or her spouse will receive a life annuity equal to 100% of the amount the participant would have received if he or she had elected a 100% Joint & Survivor annuity payment form commencing on his or her earliest retirement date and died the next day. If the participant dies after terminating employment, the benefit is the same as above, except that the spouse’s annuity is reduced to 50% of the amount the participant would have received under the above analysis.

Eligibility of the named executive officers for unreduced pensions before normal retirement age

None; the pension benefit under the Qualified Pension Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes base salary, bonus, overtime, commissions, any deferrals to the Company’s 401(k) plan, and other pre-tax contributions to a Section 125, Section 402(e)(3) or Section 402(h) plan.

Company policy with regard to granting extra years of Credited Service

Generally, an eligible employee earns one year of Credited Service for each plan year in which he or she completes 1,000 hours of service. Additional years of Credited Service are generally not granted to participants in this plan and no extra years of service have been granted to the named executives. Their respective years of Credited Service are included in the Pension Benefits Table on page 19.

Form of payment

Lump sum payments are generally only available on de minimis amounts. Based on current benefit levels, the named executives’ benefits are only payable in the form of a monthly annuity. Optional annuity forms with the spouse as beneficiary are available which are actuarially equivalent in value.

Excess Plan

General

The Excess Plan provides participants with benefits that may not be provided under the Qualified Pension Plan and the 401(k) plan because of the limits on compensation and benefits. The Excess Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Excess Plan are general creditors of the Company with respect to the payment of their Excess Plan benefits.

Material terms and conditions

The Excess Plan provides a benefit that is equal to the benefit that would be provided under the Qualified Pension Plan and the 401(k) plan if the compensation and benefit limits did not exist, less the benefit actually provided under the Qualified Pension Plan. Due to the benefit freeze under the Qualified Pension Plan, the benefits under this plan as they apply to the Qualified Pension Plan were also frozen effective May 20, 2006.

Eligibility for unreduced pensions before normal retirement age

None; the pension benefit under the Excess Plan is reduced if paid before normal retirement age.

Elements of compensation included in applying the payment and benefit formula

Compensation includes the same elements as under the Qualified Pension Plan, but without regard to Internal Revenue Code 401(a)(17) limits on compensation.

Company policy with regard to granting extra years of Credited Service

The Company’s policy with respect to the Excess Plan is identical to the Company’s policy with respect to the Qualified Pension Plan, as stated above.

Form of payment

For the named executives, benefits have generally been payable as provided under the Qualified Pension Plan or 401(k) plan, as applicable. Effective January 1, 2007, participants may receive their benefit in the form of a lump sum payment or annuity based upon their election made subject to the requirements of Internal Revenue Code Section 409A.

PENSION BENEFITS
FOR FISCAL YEAR 2010

			Present	Payments
		Number of	Value of	During
		Years of	Accumulated	Last
		Credited	Benefits at	Fiscal
Name	Plan Name	Service	12/31/2010(1)	Year

David G. Whalen	Qualified Pension Plan	6	$100,000	$0
	Nonqualified Excess Plan	6	276,618	0
Kevin F. Mahoney	Qualified Pension Plan	1	14,181	0
	Nonqualified Excess Plan	1	—	0
Charles R. MacDonald	Qualified Pension Plan	3	66,753	0
	Nonqualified Excess Plan	3	12,284	0
Charles S. Mellen	Qualified Pension Plan	1	13,023	0
	Nonqualified Excess Plan	1	—	0
Tina C. Benik	Qualified Pension Plan	16	246,673	0
	Nonqualified Excess Plan	16	31,110	0

(1) Assumptions for Calculation of Present Value of Accumulated Benefit disclosed in Pension Benefits Table:

Measurement Date	12/31/2010
Interest Rate for Present Value	5.36%
Mortality (Pre Benefit Commencement)	None
Mortality (Post Benefit Commencement)	IRS 2010 Annuitant Mortality (M/F)
Withdrawal and Disability Rates	None
Retirement Rates prior to Age 65	None
Normal Retirement Age	65

NONQUALIFIED DEFERRED COMPENSATION
FOR FISCAL YEAR 2010

				Aggregate
		Executive	Registrant	Earnings in	Aggregate	Aggregate
		Contributions	Contributions	Last	Distributions	Balance at
		in Last Fiscal	in Last Fiscal	Fiscal	in Last Fiscal	Last Fiscal
Name	Plan	Year(1)	Year(2)	Year	Year	Year End

David G. Whalen	Nonqualified Excess Plan	$0	$38,133	$21,431	$0	$197,042
	Deferred Compensation Plan	0	0	0	0	0
Kevin F. Mahoney	Nonqualified Excess Plan	0	7,137	27,138	0	58,285
	Deferred Compensation Plan	0	0	0	0	0
Charles R. MacDonald	Nonqualified Excess Plan	0	16,396	5,942	0	96,241
	Deferred Compensation Plan	0	0	0	0	0
Charles S. Mellen	Nonqualified Excess Plan	0	7,503	7,010	0	43,535
	Deferred Compensation Plan	0	0	0	0	0
Tina C. Benik	Nonqualified Excess Plan	0	1,212	1,393	0	13,437
	Deferred Compensation Plan	0	0	0	0	0

(1)	None of the named executive officers have elected to participate in the Deferred Compensation Plan.
(2)	The amounts in this column are also included in the Summary Compensation Table on page 14, in the All Other Compensation column as a portion of the Company’s 401(k) contribution.

The Nonqualified Deferred Compensation Table above shows information about two Company programs: the Excess Plan described on page 18, and the deferred compensation plan described below. The Excess Plan is designed to allow each executive to receive a Company contribution of match, and core contribution (2% of eligible compensation). The Excess Plan is administered in the same manner as the Company’s 401(k) plan, with the same participation and investment elections.

Executive officers may also defer receipt of all or part of their cash compensation under the Company’s deferred compensation plan. Amounts deferred by executives under this program are credited with interest. The participant may elect that amounts credited to his or her account be allocated between two sub-accounts: the “Interest Income Account” and the “Fixed Income Account”. The rate of interest to be credited to the Interest Income Account is equal to the six-month treasury bill rate in effect at the time interest is credited. The Fixed Income Account will be credited with income, gains, or losses that would have been earned during that period had such account been invested in the Stable Asset Fund (or such successor fund as offered under the Company’s qualified defined contribution plan). Interest is credited each June 30 and December 31. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the Company. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The named executive officers of the Company qualify for certain benefits in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer is dependent on the nature of the termination. Payments that may be made in cases of voluntary termination, early retirement, involuntary termination, termination following a change in control and in the event of disability or death of the executive are discussed below. The amounts payable referenced in the discussion assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Generally, amounts are reported in the tables below only to the extent that they are more favorable to the named executive officer than what is available to the Company’s other employees and are in addition to accrued benefits or earned compensation noted elsewhere in this proxy statement. The actual amounts to be paid out upon termination or change in control can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the nature of a named executive officer’s termination, he or she may be entitled to receive benefits accrued and compensation earned during his or her term of employment. Such amounts may include:

•	non-equity incentive compensation earned during the fiscal year in the same manner as other employee participants;

•	vested outstanding equity grants in the same manner as other employee participants;

•	extension of exercise period for vested stock options if executive is age 62 or older in the same manner as other employee participants;

•	vested amounts contributed by the Company under the 401(k) plan in the same manner as other employee participants, the related Excess Plan and the nonqualified deferred compensation program;

•	unused vacation pay in the same manner as other employee participants; and

•	amounts accrued and vested through the Company Qualified Pension Plan in the same manner as other employee participants, and the related Excess Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the retiring executive officer will have the option to continue medical benefits until age 65 at the full premium cost in the same manner as offered to other employee participants.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the applicable benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer or his or her estate may receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate and in the same manner as other employee participants.

Payments Made Upon Involuntary Termination Without Cause

In the event of an involuntary termination without cause, in addition to the items identified above under the heading “Payments Made Upon Termination” above, each of the named executive officers other than Mr. Whalen will receive a severance payment equal to 1.0 times the executive’s base salary and Mr. Whalen will receive a severance payment equal to 2.0 times his base salary and target bonus under the annual incentive plan (75% of his base salary).

Payments Made Upon a Change in Control

The Company has a Change in Control Severance Program (the “Program”). Pursuant to this Program, if an executive’s employment is actually or constructively terminated following a change in control (other than termination by the Company for cause), in addition to the items identified above under the heading “Payments Made Upon Involuntary Termination Without Cause”, the named executives may receive the following payments and benefits:

•	with the exception of Mr. Whalen, each of the named executive officers actually or constructively terminated in the 24 month period following a change in control will receive:

☐	severance payment equal to 1.5 times the executive’s base salary;

☐	an amount equal to 1.5 times the executive’s target bonus under the annual incentive plan;

☐	in certain circumstances, an amount as described on page 12 under the heading “Post-Termination Compensation” which represents excise tax charged to the named executive officer as a result of any change in control payments; and

☐	any unvested stock options held by the executive will vest and become exercisable, and any restrictions on restricted stock grants held by the executive will lapse.

•	If actively or constructively terminated following a change in control, Mr. Whalen will receive:

☐	a severance payment equal to 3.0 times his base salary;

☐	an amount equal to 3.0 times his target bonus under the annual incentive plan (75% of base salary);

☐	an amount as described on page 12 under the heading “Post-Termination Compensation” which represents excise tax charged to Mr. Whalen as a result of any change in control payments; and

☐	Any unvested stock options held by Mr. Whalen will vest and become exercisable, and any restrictions on restricted stock grants held by Mr. Whalen will lapse.

Generally, pursuant to the Program, a change in control is deemed to occur if (a) there is a change in the beneficial ownership of more than fifty percent of the Class B common stock of the Company, or (b) the Company’s stockholders approve a consolidation or merger in which the Company will not be the surviving corporation, or approve the sale of substantially all of the Company’s assets.

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2010.

Mr. Whalen

		Involuntary
		Termination
	Involuntary	Without Cause
	Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)	Disability	Death

Compensation:
Annual Incentive Plan(1)	$900,000	$1,350,000 (4)	$450,000	$450,000
Stock Options(2)	NA	NA	NA	NA
Performance-Based Restricted Stock Awards(3)	701,252	2,103,775	701,252	701,252
Benefits & Perquisites:
Time-Based Restricted Stock Awards(3)	228,317	1,027,425	342,475	342,475
Health and Welfare Benefits(5)	22,884	34,326	0	0
Life Insurance Benefits(6)	11,194	16,791
Cash Severance(7)	1,200,000	1,800,000	0	0
TOTAL	$2,134,078	$6,332,317	$1,213,265	$1,213,265

(1)	See discussion on page 21 regarding payments to Mr. Whalen pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” Additionally, as noted on page 21, in the event of disability or death Mr. Whalen would receive any earned bonus for that year under the annual incentive plan. The dollar amounts shown above assume that Mr. Whalen achieved his target bonus for 2010.

(2)	Mr. Whalen currently has no unvested stock options.

(3)	Mr. Whalen has outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 16. If an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares; if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(4)	In the event of a change in control, the executive would receive an amount equal to 3 times his target bonus under the annual incentive plan.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 21, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on pages 20 and 21 regarding severance payments to the Chief Executive Officer under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mahoney

		Involuntary
		Termination
	Involuntary	Without Cause
	Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)	Disability	Death

Compensation:
Annual Incentive Plan(1)	$0	$153,825 (2)	$102,550	$102,550
Stock Options(3)	NA	209,665	209,665	209,665
Performance-Based Restricted Stock Awards(4)	293,550	880,650	293,550	293,550
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	40,769	244,625	81,538	81,538
Health and Welfare Benefits(5)	4,801	7,202	0	0
Life Insurance Benefits(6)	4,758	7,137
Cash Severance(7)	293,000	439,500	0	0
TOTAL	$302,559	$1,732,939	$395,015	$395,015

(1)	See discussion on page 21 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2010.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Mr. Mahoney has unvested stock options as described in the Outstanding Equity Awards Table on page 16. In the event of a change in control while any option remains outstanding, unless the Board of Directors determines or the terms of any award agreement provide otherwise, all options shall become immediately exercisable, and shall expire as of the effective date of the change in control.

(4)	Mr. Mahoney has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 16. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 21, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on pages 20 and 21 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. MacDonald

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)	Disability	Death

Compensation:
Annual Incentive Plan(1)	$0	$216,000 (2)	$144,000	$144,000
Stock Options(3)	NA	209,665	209,665	209,665
Performance-Based Restricted Stock Awards(4)	NA	929,575	0	0
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	48,925	293,550	97,850	97,850
Health and Welfare Benefits(5)	11,029	16,544	0	0
Life Insurance Benefits(6)	8,400	12,601
Cash Severance(7)	320,000	480,000	0	0
TOTAL	$339,430	$1,948,270	$593,400	$593,400

(1)	See discussion on page 21 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2010.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Mr. MacDonald has unvested stock options as described in the Outstanding Equity Awards Table on page 16. In the event of a change in control while any option remains outstanding, unless the Board of Directors determines or the terms of any award agreement provide otherwise, all options shall become immediately exercisable, and shall expire as of the effective date of the change in control.

(4)	Mr. MacDonald has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 16. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 21, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on pages 20 and 21 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Mr. Mellen

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)	Disability	Death

Compensation:
Annual Incentive Plan(1)	$0	$226,125 (2)	$150,750	$150,750
Stock Options(3)	NA	209,665	209,665	209,665
Performance-Based Restricted Stock Awards(4)	NA	929,575	0	0
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	48,925	293,550	97,850	97,850
Health and Welfare Benefits(5)	10,947	16,420	0	0
Life Insurance Benefits(6)	3,102	4,653
Cash Severance(7)	335,000	502,500	0	0
TOTAL	$349,049	$1,972,823	$600,150	$600,150

(1)	See discussion on page 21 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2010.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Mr. Mellen has unvested stock options as described in the Outstanding Equity Awards Table on page 16. In the event of a change in control while any option remains outstanding, unless the Board of Directors determines or the terms of any award agreement provide otherwise, all options shall become immediately exercisable, and shall expire as of the effective date of the change in control.

(4)	Mr. Mellen has an outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 16. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 21, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on pages 20 and 21 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

Ms. Benik

		Involuntary
		Termination
		Without Cause
	Involuntary Termination	or by Executive
	Without Cause (no	for Good Reason
Executive Benefits and Payments Upon Separation	Change in Control)	(Change in Control)	Disability	Death

Compensation:
Annual Incentive Plan(1)	$0	$144,000 (2)	$96,000	$96,000
Stock Options(3)	NA	83,865	83,865	83,865
Performance-Based Restricted Stock Awards(4)	NA	NA	NA	NA
Benefits & Perquisites:
Time-Based Restricted Stock Awards(4)	NA	293,550	97,850	97,850
Health and Welfare Benefits(5)	10,947	16,420	0	0
Life Insurance Benefits(6)	4,967	7,450
Cash Severance(7)	240,000	360,000	0	0
TOTAL	$255,913	$821,420	$138,800	$138,800

(1)	See discussion on page 21 regarding payments to the named executive officers pursuant to the annual incentive plan under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.” The dollar amounts shown above assume that the executive achieved his or her target bonus for 2010.

(2)	In the event of a change in control, the executive would receive an amount equal to 1.5 times his or her target bonus under the annual incentive plan.

(3)	Ms. Benik has unvested stock options as described in the Outstanding Equity Awards Table on page 16. In the event of a change in control while any option remains outstanding, unless the Board of Directors determines or the terms of any award agreement provide otherwise, all options shall become immediately exercisable, and shall expire as of the effective date of the change in control.

(4)	Ms. Benik has outstanding performance-based and time-based restricted stock award, as described in the Outstanding Equity Awards Table on page 16. Unless the Board of Directors in its sole discretion determines otherwise, (a) if an employee’s employment with the Company is terminated during the restricted period other than by reason of death, disability or change in control, the employee shall thereupon forfeit all restricted shares, (b) if an employee’s employment with the Company is terminated during the restricted period because of death or disability occurring within the twelve month period immediately preceding the end of a restricted period, the restricted period shall terminate with respect to any restricted shares for which the restrictions would have lapsed in such following twelve month period, and (c) upon a change in control all restricted periods shall end and the restrictions applicable to all outstanding awards of restricted shares shall terminate.

(5)	These amounts represent Company paid premiums toward continued medical and dental coverage for the executive during the severance period.

(6)	These amounts represent Company paid premiums toward continued life insurance coverage during the severance period. As noted on page 21, in the event of disability or death the executive or his or her estate may receive benefits under the Company’s life insurance plan in the same manner as other employee participants.

(7)	See discussion on pages 20 and 21 regarding severance payments to the named executive officers under the headings “Payments Made Upon Involuntary Termination Without Cause” and “Payments Made Upon a Change in Control.”

DIRECTOR COMPENSATION

Members of the Company’s Board of Directors who are not employees of the Company were compensated for their services during 2010 at the rate of $40,000 per annum (the “Retainer”), plus $1,000 for each Board meeting attended. During 2010, the Board of Directors held six meetings. In addition, non-employee members of the Compensation, Nominating and Corporate Governance, and Executive Committees received $1,500 ($2,000 in the case of the committee chair) for each committee meeting attended. Members of the Audit Committee received $2,000 ($3,000 in the case of the committee chair) for each committee meeting attended. Board and Committee members receive $500 for participation in special (i.e., not regularly scheduled) telephonic meetings.

Fifty percent of the Retainer paid to non-employee directors is paid in Class A common stock of the Company (the “Mandatory Shares”). Non-employee directors may elect to receive the balance of the Retainer and any supplemental Board and committee meeting fees in Class A common stock. The Retainer is paid in quarterly increments on the date of the first Board meeting in each quarter. The number of shares of Class A common stock awarded as Mandatory Shares or as shares which the director has elected to receive in lieu of cash is determined by dividing the dollar amount of the compensation payable by the fair market value of those shares on the payment date. Non-employee directors also have the option of deferring any or all of their compensation. If they elect to defer stock payments, they receive phantom stock units, the cash value of which is calculated and paid to them at the end of the election period they specify. Said election period must be at least three years. All deferred compensation is paid out at the end of the election period or when the individual ceases to serve as a director, whichever occurs first. The director can elect to receive the deferred compensation in a lump sum or in up to ten annual installments.

2010 DIRECTOR COMPENSATION

						Change in
						Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned or				Incentive	Deferred
	Paid in	Stock	Option		Plan	Compensation	All Other
Name	Cash(1)	Awards	Awards		Compensation	Earnings	Compensation	Total

Russell A. Boss	45,486	0	0	(a)	0	0	0	45,486
Bernard V. Buonanno	53,500	0	0	(b)	0	0	0	53,500
Edward J. Cooney	68,500	0	0	(c)	0	0	0	68,500
Galal P. Doss(2)	39,820	0	0	(d)	0	0	0	39,820
Susan M. Gianinno(2)	37,494	0	0	(e)				37,494
Dwain L. Hahs(3)	41,996	0	0	(f)	0	0	0	41,996
Harlan M. Kent	56,986	0	0	(g)	0	0	0	56,986
Andrew J. Parsons	72,486	0	0	(h)	0	0	0	72,486
James C. Tappan(3)	10,000	0	0	(i)	0	0	0	10,000

(1)	Non-employee directors receive an annual retainer of $40,000, 50% of which is paid in cash and 50% of which is required to be paid in Class A common stock. Directors can elect to take the mandatory stock portion of their retainer as deferred compensation in the form of phantom shares. Directors may also elect to take all or some of the cash portion of their retainer in stock or phantom stock.

(2)	Mr. Doss resigned from the Board in September 2010 and Ms. Gianinno resigned from the Board in October 2010.

(3)	Mr. Tappan did not stand for re-election to the Board at the April 2010 Annual Meeting. Mr. Hahs was elected to the Board at the April 2010 Annual Meeting.

At January 1, 2011:

(a)	Mr. R. Boss has no option awards outstanding

(b)	Mr. Buonanno has option awards outstanding of 12,000 shares

(c)	Mr. Cooney has no option awards outstanding

(d)	Mr. Doss has no option awards outstanding

(e)	Ms. Gianinno has no option awards outstanding

(f)	Mr. Hahs has no option awards outstanding

(g)	Mr. Kent has no option awards outstanding

(h)	Mr. Parsons has option awards outstanding of 12,000 shares

(i)	Mr. Tappan has no option awards outstanding

APPROVAL OF OMNIBUS INCENTIVE PLAN AMENDMENT

In April 1998, the stockholders approved the adoption of the Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan provides a flexible structure through which the Compensation Committee of the Board of Directors may make long-term incentive awards, such as option grants and grants of restricted stock, from one pool of reserved shares to officers and key employees of, and other key contributors to, the Company.

The purpose of the Omnibus Plan is to attract, retain and motivate management personnel by providing them with long-term performance based equity interests in the Company. The Board of Directors has recommended that the number of shares available for grant under the Omnibus Plan be increased by 900,000 shares, and the proposed amendment would accordingly increase the authorized shares by 900,000. Currently, there are 87,815 shares available for the grant of options, restricted stock, or other awards under the Omnibus Plan. As of January 1, 2011, there were 1,440,549 stock options outstanding at a weighted average exercise price of $4.54 per share and 815,905 shares of restricted stock outstanding under the Omnibus Plan.

The proposed increase in the number of shares authorized for awards under the Plan is intended to provide for a reasonable reservoir of authorized shares for future grants. Based on the level of past grants, the Company expects the reservoir of shares to last at least three to four years.

SUMMARY OF THE OMNIBUS INCENTIVE PLAN

A summary of the terms and provisions of the Omnibus Plan is set forth below.

The Omnibus Plan is administered by the Compensation Committee. So long as it acts consistently with the express provisions of the Omnibus Plan, the Compensation Committee has the authority to (a) determine the persons to whom awards shall be granted; (b) determine the size of and to grant awards; (c) determine the terms and conditions applicable to awards; (d) determine the terms and provisions of award agreements; (e) interpret the Omnibus Plan, and (f) prescribe, amend and rescind rules and regulations relating to the Omnibus Plan.

The Board may suspend, terminate, modify or amend the Omnibus Plan at any time without shareholder approval except to the extent that shareholder approval is required by law, exchange requirements, the Company’s Articles of Incorporation or by-laws. The Board may not, however, without the consent of the employee to whom an award was previously granted, adversely affect the rights of that employee under the award.

The Omnibus Plan provides for grants to eligible employees of awards including but not limited to (a) options to purchase shares of common shares (“Options”) consisting of Non-qualified Stock Options at an exercise price determined by the Compensation Committee; (b) Stock Appreciation Rights (either tandem or freestanding) which are rights to receive an amount equal to the increase, between the date of grant and the date of exercise, in the fair market value of the number of shares of common shares subject to the Stock Appreciation Right; (c) shares of Restricted Stock which are common shares granted to an employee but which have certain conditions attached to them which must be satisfied in order for the employee to have unencumbered rights to the Restricted Stock; and (d) Performance Awards which are awards in common shares or cash and which may be awarded based on the extent to which the employee achieves selected performance objectives over a specified period of time. All material terms of such awards shall be determined by the Compensation Committee. At the discretion of the Compensation Committee, in the event of a change in control, as defined in the Omnibus Plan, certain awards may vest immediately.

Pursuant to the terms of the Omnibus Plan, at the discretion of the Compensation Committee, awards may be granted to employees of the Company or its Affiliates, including members of the board of directors of the Company. Non-employee directors may also receive awards under the Omnibus Plan. The fair market value of the shares to be reserved for grant pursuant to the proposed amendment was $11.00 as of February 28, 2011.

Unless terminated by the Board of Directors, the Omnibus Plan continues indefinitely.

Awards under the Omnibus Plan, as amended, will be granted at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Omnibus Plan, as amended, will depend on a number of factors, including fair market value of the Company’s common stock on future dates, actual performance against performance goals established with respect to performance awards and decisions made by participants. Consequently, it is not currently possible to determine the benefits that might be received by participants under the Omnibus Plan.

TAX CONSEQUENCES OF OPTION AWARDS

There will be no federal income tax consequences to either the optionee or the Company on the grant of a non-qualified option. Upon the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares of stock received on the exercise date (or the date on which any substantial risk of forfeiture lapses) over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of an option, an optionee will recognize long-term or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

The Board of Directors unanimously recommends a vote “for” approval of the amendment to the Omnibus Incentive Plan to increase the number of shares reserved for option and other equity awards by 900,000 shares, and the enclosed proxy will be voted in favor of the amendment unless the proxy specifically indicates otherwise.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee reappointed Deloitte & Touche LLP to serve as the Company’s independent auditors for 2010. Representatives of Deloitte & Touche LLP will be present at the annual meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ending January 1, 2011 and January 2, 2010 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	2010	2009

Audit Fees	$870,165	$903,875
Tax Fees
International Tax Consultation	$133,730	$155,802

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the principal accountant’s independence.

The Audit Committee’s policies and procedures regarding pre-approval of non-audit and non-tax services provided by the Company’s independent accountants require pre-approval of all services, regardless of de minimis exceptions, by the full Audit Committee. The Audit Committee has delegated such pre-approval authority to the Audit Committee Chair. During 2010, all non-audit and non-tax services were pre-approved by the Audit Committee Chair.

REPORT OF THE AUDIT COMMITTEE

The audit functions of the Audit Committee are focused on three areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the quality and integrity of the Company’s financial statements.

•	the independence and performance of the Company’s internal auditor and independent auditors.

•	the Company’s compliance with legal and regulatory requirements and adherence to business ethics.

In fiscal 2010, the Audit Committee met with management to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate Company financial personnel and the internal auditor.

We regularly meet privately with both the independent auditors and the internal auditor, each of whom has unrestricted access to the Committee.

We also have the sole authority to retain and dismiss the independent auditors and review periodically their performance and independence from management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met with both management and the independent auditors to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended January 1, 2011. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Committee has received from the independent auditors the written disclosures and letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

2010 Audit Committee

Edward J. Cooney, Chairman
Andrew J. Parsons

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Class A common stock (“Insiders”), to file with the Securities and Exchange Commission and the NASDAQ reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 2010 its Insiders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, proxies in the enclosed form returned as instructed will be voted in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IMPORTANT

NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Tina C. Benik
Vice President, Legal and
Human Resources
Corporate Secretary

Dated:  March 24, 2011

002-CSI1229

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be
received by 1:00 a.m., Central Time, on April 28, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ATX • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.					+

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
1.	NUMBER OF DIRECTORS:
	Fixing the number of Class A directors at three and Class B directors at six.	☐	☐	☐

2.	ELECTION OF CLASS A DIRECTORS:
		For	Withhold		For	Withhold		For	Withhold

	01 - Harlan M. Kent	☐	☐	02 - Andrew J. Parsons	☐	☐	03 - Frances P. Philip	☐	☐

		For	Against	Abstain

3.	APPROVAL OF AMENDMENT TO OMNIBUS INCENTIVE PLAN.	☐	☐	☐	4.
OTHER BUSINESS:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before said meeting or any adjournment thereof upon which Class A common shareholders are entitled to vote.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.
Important: Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate shareholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01AUIC

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2011.
The Company’s Proxy Statement and Annual Report are available at:
http://www.envisionreports.com/ATX
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — A.T. Cross Company

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
The undersigned holder of Class A common stock of A.T. Cross Company does hereby constitute and appoint Russell A. Boss and David G. Whalen, or either one of them, as attorneys and proxies of the undersigned, with full power of substitution for, and in the name and stead of, the undersigned to appear and vote all shares of Class A common stock of A.T. Cross Company held of record in the name of the undersigned at the annual meeting of A.T. Cross Company to be held at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 on Thursday, April 28, 2011 at 10:00 A.M. and at any and all adjournments thereof as designated.
(Continued and to be voted on reverse side.)